STOCK PURCHASE AGREEMENT

          BY AND BETWEEN

          PETRIE STORES CORPORATION

          AND

          WP INVESTORS, INC.

          Dated as of August 23, 1994
          _____________________________________________________________

                              TABLE OF CONTENTS

                                  ARTICLE I

                                SALE OF STOCK

               1.1.  The Sale . . . . . . . . . . . . . . . . .

                                  ARTICLE II

                                 THE CLOSING

               2.1.  Time and Place of Closing  . . . . . . . .
               2.2.  Deliveries by Seller . . . . . . . . . . .
               2.3.  Deliveries by Buyer  . . . . . . . . . . .

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

               3.1.   Corporate Organization; Etc.  . . . . . .
               3.2.   Capitalization  . . . . . . . . . . . . .
               3.3.   Authority Relative to this Agreement  . .
               3.4.   Consents and Approvals; No Violations . .
               3.5.   Reports . . . . . . . . . . . . . . . . .
               3.6.   No Undisclosed Liabilities  . . . . . . .
               3.7.   Absence of Certain Changes  . . . . . . .
               3.8.   No Default  . . . . . . . . . . . . . . .
               3.9.   Litigation  . . . . . . . . . . . . . . .
               3.10.  Taxes . . . . . . . . . . . . . . . . . .
               3.11.  Employee Benefit Plans; ERISA . . . . . .
               3.12.  Store Names . . . . . . . . . . . . . . .
               3.13.  Environmental Matters . . . . . . . . . .
               3.14.  Labor Relations . . . . . . . . . . . . .
               3.15.  Brokers and Finders . . . . . . . . . . .
               3.16.  Transfer of Assets and Liabilities  . . .
               3.17.  Transfer of Employee Benefit Plans
                        and Arrangements  . . . . . . . . . . .
               3.18.  Toys Acquisition Agreement  . . . . . . .
               3.19.  Ruling Request  . . . . . . . . . . . . .
               3.20.  Real Property . . . . . . . . . . . . . .

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER

               4.1.  Organization; Etc. . . . . . . . . . . . .
               4.2.  Authority Relative to this Agreement . . .
               4.3.  Consents and Approvals; No Violations  . .
               4.4.  Acquisition of Stock for Investment  . . .
               4.5.  Brokers and Finders  . . . . . . . . . . .

                                  ARTICLE V

                           COVENANTS OF THE PARTIES

               5.1.  Conduct of Business of the Company . . . .
               5.2.  No Solicitation  . . . . . . . . . . . . .
               5.3.  Access to Information  . . . . . . . . . .
               5.4.  Reasonable Efforts . . . . . . . . . . . .
               5.5.  Limitation of Seller's Liabilities . . . .
               5.6.  Minimum Net Worth  . . . . . . . . . . . .
               5.7.  Public Announcements . . . . . . . . . . .
               5.8.  Employee Matters . . . . . . . . . . . . .
               5.9.  Financing Participation  . . . . . . . . .
               5.10. Toys Agreement . . . . . . . . . . . . . .
               5.11. Buyer's Designee . . . . . . . . . . . . .
               5.12. Working Capital Pledge; Excluded
                       Liabilities  . . . . . . . . . . . . . .
               5.13. Inventory Audit  . . . . . . . . . . . . .
               5.14. Collective Bargaining Agreements;
                       Withdrawal Liability . . . . . . . . . .
               5.15  Store Lease Transfers  . . . . . . . . . .
               5.16  Additional Covenants Regarding Leases  . .
               5.17  Excluded Liabilities . . . . . . . . . . .
               5.18  Additional Covenant Regarding
                       Employee Benefit Plans . . . . . . . . .

                                  ARTICLE VI

                                 TAX MATTERS

               6.1.  Tax Returns, Payments of Taxes, Transfer
                       Taxes, Refunds and Withholding . . . . .
               6.2.  Control of Contest   . . . . . . . . . . .
               6.3.  Access to Information and Retention of
                       Records  . . . . . . . . . . . . . . . .

                                 ARTICLE VII

          CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

               7.1.  Conditions to Each Party's Obligations to
                       Consummate the Stock Purchase  . . . . .
               7.2.  Further Conditions to Seller's Obliga-
                       tions  . . . . . . . . . . . . . . . . .
               7.3.  Further Conditions to Buyer's Obliga-
                       tions  . . . . . . . . . . . . . . . . .

                                 ARTICLE VIII

                         TERMINATION AND ABANDONMENT

               8.1.   Termination . . . . . . . . . . . . . . .
               8.2.   Procedure and Effect of Termination . . .

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS

               9.1.   Non-Survival of Representations and
                        Warranties  . . . . . . . . . . . . . .
               9.2.   Amendment and Modification  . . . . . . .
               9.3.   Extension; Waiver . . . . . . . . . . . .
               9.4.   Entire Agreement; Assignment; Alternate
                        Structure . . . . . . . . . . . . . . .
               9.5.   Validity  . . . . . . . . . . . . . . . .
               9.6.   Notices . . . . . . . . . . . . . . . . .
               9.7.   Governing Law . . . . . . . . . . . . . .
               9.8.   Descriptive Headings  . . . . . . . . . .
               9.9.   Counterparts  . . . . . . . . . . . . . .
               9.10.  Expenses  . . . . . . . . . . . . . . . .
               9.11.  Parties in Interest . . . . . . . . . . .
               9.12.  No Waivers  . . . . . . . . . . . . . . .
               9.13.  Specific Performance  . . . . . . . . . .


                           STOCK PURCHASE AGREEMENT

                    STOCK PURCHASE AGREEMENT, dated as of August
          23, 1994 (this "Agreement"), by and between Petrie Stores Corporation, a New York corporation ("Seller"), and WP
          Investors, Inc., a Delaware corporation ("Buyer").

                    WHEREAS, Seller and Toys "R" Us, Inc., a
          Delaware corporation ("Toys"), are parties to an Acquisition Agreement, dated April 20, 1994 (the "Toys Agreement"), which contemplates (i) the disposition of all of the Seller's retail stores and operations (the "Retail Operations"), (ii) the exchange with Toys of cash and all the shares of common stock, par value $.10 per share (the "Toys Shares"), held by Seller and its subsidiaries for Toys Shares (the "Exchange") and (iii) the establishment of a liquidating trust and escrow (the "Liquidating Trust") and the complete liquidation and dissolution of Seller (collectively, the "Toys Transaction");

                    WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the "Shares") of a Delaware subsidiary of Seller to which Seller intends to transfer the Retail Operations (the "Company");

                    WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth herein;

                    WHEREAS, simultaneously with the execution and delivery hereof, a shareholder of Seller is executing and delivering to Buyer a voting agreement and proxy (the
          "Shareholder Proxy"); and

                    NOW, THEREFORE, in consideration of the
          foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                                SALE OF STOCK

                    1.1.  The Sale.  Subject to adjustment as
          provided in Section 5.11 hereof, upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Seller will sell, convey, assign, transfer and deliver to Buyer and its Designee (as defined in Section 5.11 hereof), and Buyer and its Designee will purchase, acquire and accept from Seller, 79% of the Shares and 21% of the Shares, respectively, in consideration for which, at the Closing, Buyer and the Designee will pay to Seller $150.1 million and $39.9 million, respectively (by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing) (the "Purchase Price"). The transactions contemplated by this Section
          1.1 are sometimes herein referred to as the "Stock
          Purchase."

                                  ARTICLE II

                                 THE CLOSING

                    2.1.  Time and Place of Closing.  Upon the
          terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 at 9:30 a.m. on the business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived (which, at Buyer's reasonable request, need not be prior to October 31, 1994), or at such other place or time as the parties may agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

                    2.2.  Deliveries by Seller.  At the Closing,
          Seller will deliver the following to Buyer:

                    (a)  Stock certificates representing the
          Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

                    (b)  The resignations of all members of the
          Board of Directors of the Company and each of its subsidiaries as requested by Buyer;

                    (c) The stock book, stock ledger, minute book and corporate seal of the Company; and

                    (d)  All other documents, instruments and
          writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

                    2.3.  Deliveries by Buyer.  At the Closing,
          Buyer will deliver the following to Seller:

                    (a)  The Purchase Price in accordance with
          Section 1.1 hereof; and

                    (b)  All other documents, instruments and
          writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

                    Seller hereby represents and warrants to Buyer as follows:

                    3.1. Corporate Organization; Etc. Each of the Seller and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not individually or in the aggregate have a material adverse effect on the assets, properties, liabilities, businesses, operations or financial condition of Seller and its subsidiaries taken as a whole, without taking into account the Toys Shares (a "Material Adverse Effect"). Each of the Seller and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect. Seller has made or will make available to Buyer accurate and complete copies of the charter and by-laws, as currently in effect, of Seller and each of its subsidiaries. The Company is a wholly owned subsidiary of Seller.

                    3.2.  Capitalization.

                    (a) All of the outstanding shares of capital stock of the Company are and at all times on or prior to the Closing will be, directly or indirectly owned by Seller. All the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights or any other Encumbrances (as defined below) whatsoever. Except as set forth above, there are not, and at the Closing there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company or any other person or entity to issue, transfer or sell any of its securities.

                    (b) Except as disclosed in Section 3.2 of the disclosure schedule delivered by Seller to Buyer (the "Disclosure Schedule"), Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of Seller's subsidiaries have been validly issued and are fully paid and nonassessable and are owned by either Seller or another of its subsidiaries free and clear of all Encumbrances. Except as set forth in Schedule 3.2 of the Disclosure Schedule there are not now, and at the Closing there will not be, any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities or other agreements, commitments (including pursuant to any employee benefit plan or arrangement) of any character relating to the issued or unissued capital stock or other securities of Seller or any of Seller's subsidiaries, or otherwise obligating Seller, any such subsidiary or any other person or entity to issue, transfer, sell, purchase, redeem, convert, exchange, register or vote any such securities. There are not now, and at the Closing there will not be, any voting trusts or other agreements or understandings to which Seller or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of Seller or any of its subsidiaries. Except as set forth above or in
          Section 3.2 of the Disclosure Schedule, there are no persons or entities (other than its subsidiaries) in which Seller or any of its subsidiaries has any voting rights or equity interests.

                    (c)  The consummation of the Stock Purchase
          will convey to Buyer good title to the Shares, free and clear of all Encumbrances of any nature whatsoever, except for those created by Buyer. For purposes of this Agreement, the term "Encumbrances" means any lien, claim, charge, proxy, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, preemptive or subscriptive right, restriction on transfer, covenant or other encumbrance or restriction of any kind.

                    3.3.  Authority Relative to this Agreement.
          The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. The consummation of the Stock Purchase does not require any approval by the shareholders of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms. The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby (including the execution and delivery of the Shareholder Proxy) for purposes of Section 912 of the New York Business Corporation Law.

                    3.4.  Consents and Approvals; No Violations.
          Except for applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") no declaration, registration, qualification or filing with or notice to, no permit, authorization, consent or approval of, and no waiver or order from, any domestic or foreign Governmental Body, is necessary for the consummation by Seller of the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Governmental Body" shall mean any court, government (federal, state, local or foreign) (for all purposes of this Agreement, "foreign" shall include the Commonwealth of Puerto Rico and the U.S. Virgin Islands), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority. Neither the execution and delivery of this Agreement by Seller nor the consummation by the Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter or by-laws of Seller, the Company or any of their respective subsidiaries, (b) except as set forth in
          Section 3.4 of the Disclosure Schedule (with or without due notice or lapse of time or both), result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration) under, or require any approval or consent under, or result in any increase in any payment required by, or the loss, revocation, impairment, suspension or forfeiture of any rights, privileges or benefits under, or result in the creation or imposition of any Encumbrance upon any of the respective properties, assets or businesses of Seller or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, agreement or other instrument or obligation to which Seller or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) assuming that the filings referred to in the first sentence of this Section 3.4 are duly and timely made, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller, any of its subsidiaries or any of their properties or assets, except (x) that Seller makes no representations in this
          Section 3.4 as to the leases relating to the Retail Operations and (y) in the case of (b) or (c) for violations, breaches or defaults which, in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

                    3.5.  Reports.  The Seller has filed all
          required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since February 2, 1991 (collectively, the "SEC Reports"), all of which (as they may have been amended prior to the date hereof) have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. None of such forms, reports or documents (as they may have been amended prior to the date hereof), including, without limitation, any financial statements or schedules included therein, taken together with the related notes, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes and schedules) included in the SEC Reports fairly presents the consolidated financial position of the Seller and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes and schedules) included therein fairly present the results of operations, changes in shareholders' equity and the changes in cash flows of the Seller and its consolidated subsidiaries for the respective fiscal years, except, in the case of interim financial statements, for normal year-end audit adjustments. Each of the financial statements (including the related notes and schedules) included in the SEC Reports has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein.

                    3.6.  No Undisclosed Liabilities.  Except as
          set forth in Section 3.6 of the Disclosure Schedule and except with respect to the excluded liabilities set forth in Section 3.16 of the Disclosure Schedule, neither Seller nor any of its subsidiaries has any obligation or liabilities that would be required by GAAP to be reflected or reserved against in the balance sheet of Seller and its consolidated subsidiaries (and the related notes thereto) as if materiality with respect to such balance sheet was determined without reference to the Toys Shares except (a) liabilities reflected or reserved against in the balance sheet (and the related notes thereto) of Seller and its consolidated subsidiaries as of January 29, 1994, and (b) liabilities (absolute, accrued, contingent or otherwise) which were incurred since January 29, 1994 in the ordinary course of business and which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                    3.7. Absence of Certain Changes. Except as set forth in the SEC Reports filed prior to the date hereof or on Section 3.7 of the Disclosure Schedule, since January 29, 1994, neither Seller nor any of its subsidiaries has (a) suffered any Material Adverse Effect, except such (x) which occurred prior to the date hereof and generally affect the industry in which Seller operates or (y) which relate to the Toys Shares, or (b) conducted its business in any material respect not in the ordinary course of business consistent with past practice, except in connection with the transactions contemplated hereby and by the Toys Transaction, or (c) taken any action that, if taken after the date hereof, would constitute a breach of Section 5.1 hereof.

                    3.8.  No Default.  Neither Seller nor any of
          its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or its by-laws, (b) except as set forth in Section 3.8 of the Disclosure Schedule, any note, bond, mortgage, deed of trust, indenture, license, agreement or other instrument or obligation to which Seller or any of its subsidiaries is now a party or by which they or any of their properties or assets may be bound or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its subsidiaries, which defaults or violations, in the case of clause (b) or (c), would, in the aggregate, have a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

                    3.9. Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof, there is no action, suit, proceeding or, to the best knowledge of the Seller, investigation, pending or, to the best knowledge of the Seller, threatened involving Seller or any of its subsidiaries, at law or in equity, or before any Governmental Body, which in the aggregate would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.9 of the Disclosure Schedule, the businesses of Seller and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any domestic or foreign court or governmental entity, except for violations which in the aggregate do not and would not have a Material Adverse Effect.

                    3.10.  Taxes.  Except as set forth in the
          Section 3.10 of the Disclosure Schedule:

                    (a) Seller or its subsidiaries have (i) within the time and manner prescribed by law, filed all material returns, declarations, reports, estimates, information returns and statements (collectively, "Tax Returns") required to be filed by Seller or its subsidiaries, other than those Tax Returns the failure of which to be filed would not have a Material Adverse Effect, and all such Tax Returns were true, complete and accurate in all material respects, and (ii) timely paid in full all Taxes that were shown as due and payable on such Tax Returns. There is no audit or other examination with respect to Taxes of Seller or its subsidiaries the adverse outcome of which would have a Material Adverse Effect, except as reserved against on Seller's consolidated balance sheet as of January 29, 1994.

                    (b)  Neither of Seller nor any of its
          subsidiaries has received any written notice of deficiency or proposed assessment from any governmental authority responsible for the collection or administration of Taxes (a "Taxing Authority") with respect to liabilities for Taxes which has not been fully paid or finally settled other than a notice of deficiency or proposed assessment for an amount of Taxes that would not have a Material Adverse Effect.

                    (c)  All Taxes that Seller or any of its
          subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and all such Taxes that are required to be paid or remitted to any Taxing Authority have been paid or remitted to the proper Taxing Authority, other than those Taxes, the failure of which to be so withheld, collected or remitted would not have a Material Adverse Effect.

                    (d) There are no liens with respect to Taxes upon any of the assets of Seller or any of its subsidiaries other than for Taxes not yet due and payable.

                    (e) Neither Seller nor any of its subsidiaries has made any payments, or will be obligated to make any payments as a result of the transactions described herein, that would not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

                    (f)  For purposes of this Agreement, "Taxes"
          shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, stamp, property or other taxes or charges, together with any interest and penalties, additions to tax or additional amounts imposed by any Taxing Authority.

                    3.11.  Employee Benefit Plans; ERISA.

                    (a) Except as disclosed in Section 3.11 of the Disclosure Schedule, there is no accumulated funding deficiency, whether or not waived, within the meaning of
          Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 412 of the Code, with respect to any Controlled Group Plan (as hereinafter defined) that is subject to such Sections. Except as disclosed in Section 3.11 of the Disclosure Schedule each Controlled Group Plan (as hereinafter defined) is and has been operated in material compliance with the presently applicable provisions of ERISA and the Code. Neither Seller, nor the Company nor any Controlled Group (as hereinafter defined) member has incurred any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation in connection with any Controlled Group Plan which is subject to Title IV of ERISA which has not been fully paid prior to the date hereof, other than liability for premiums due the Pension Benefit Guaranty Corporation (the "PBGC"), which premiums have been or will be paid when due. Except as set forth in
          Section 3.11 of the Disclosure Schedule, as of the most recent valuation date, the assets of each Seller Plan subject to Title IV of ERISA equal or exceed the current liabilities thereunder based on actuarial assumptions used in the last valuation of such assets and liabilities, and with respect to all Controlled Group Plans, Seller, the Company and Controlled Group members have timely made all contributions, premiums, or payments required, by law or by the terms of the Controlled Group Plan or any agreement. Except as set forth in Section
          3.11 of the Disclosure Schedule, the Internal Revenue Service (the "IRS") has issued, with respect to each Seller Plan intended to be tax qualified under Sections 401(a) and 501(a) or Section 501(c)(9) of the Code, a letter determining that such Plan is qualified and its related trust is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code or
          Section 501(c)(9), respectively, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification and each Seller Plan which is intended to be qualified under Puerto Rico law or the Code is so qualified.
          Except as set forth in Section 3.11 of the Disclosure Schedule, no Controlled Group Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA). No withdrawal has occurred and no withdrawal liability has been incurred by or asserted against Seller, the Company or any member of the Controlled Group with respect to any Controlled Group Plan which is a multiemployer plan. Attached to Section 3.11 of the Disclosure Schedule are copies of the most recent correspondence from all Controlled Group Plans that are multiemployer plans regarding the potential withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA with respect to such plans. As of the date of this Agreement, neither Seller nor any member of its Controlled Group has increased, or agreed to increase, its contributions to the District 65 Plan (as defined in Section 5.14(a) hereof) above the amount currently stated in the applicable collective bargaining agreement with respect to the District 65 Plan.

                    (b)  Section 3.11 of the Disclosure Schedule
          lists all Controlled Group Plans. With respect to all Seller Plans, accurate and complete copies of the Seller Plans and the summary descriptions, the most recent determination letters, annual reports on IRS Form 5500 and actuarial reports for the last 3 years, if applicable, collective bargaining agreements or other such contracts, and current ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing such plan, have been made available to the Buyer.

                    (c)  Each Controlled Group Plan that is a
          "group health plan" (as defined in Section 4980B of the Code) has been operated in material compliance with
          Section 4980B of the Code at all times. Except as provided in Section 3.11 of the Disclosure Schedule and except as required by Section 4980B of the Code, the Seller, the Company and their respective subsidiaries do not maintain any plan that provides medical benefits or life insurance benefits in respect of any employees or former employees of Seller beyond their retirement. Except as set forth in Section 3.11 of the Disclosure Schedule, no Seller Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee, officer, director, or agent of Seller. The consummation of the transactions contemplated by this Agreement will not: (i) entitle any such individual to severance pay, unemployment compensation or other similar payment; (ii) accelerate the time of payment or vesting of any amount;
          (iii) increase the amount of compensation due to any such individual; or (iv) constitute a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code). Except as set forth in Section 3.11 of the Disclosure Schedule, each Seller Plan to which ERISA section 4044 applies either permits distribution of residual amounts to the employer in accordance with ERISA section 4044(d) or may be amended to permit such distribution.

                    (d)  For purposes of this Agreement,
          "Controlled Group Plans" shall mean, collectively, all employee plans, practices and arrangements, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of ERISA), employee pension benefit plans, programs, arrangements or agreements, all health, medical, welfare, disability, life insurance, bonus, severance pay and other employee benefit or fringe benefit plans sponsored, maintained or to which contributions are made by (i) Seller or the Company or
          (ii) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Seller or the Company is a member (the "Controlled Group"). Each Controlled Group Plan sponsored, maintained by or to which Seller or the Company or its subsidiaries has at any time contributed is referred to individually as a "Seller Plan" or collectively as "Seller Plans."

                    (e) None of the Seller, the Company or, to the knowledge of Seller, any other party, has engaged in a transaction with respect to a Seller Plan in connection with which Seller, the Company, Buyer, or any trustee or administrator of any Seller Plan or any such trust could be subject to either a material liability or civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to
          Section 4975 or 4976 of the Code which has not been satisfied in full. Except as set forth in Section 3.11 of the Disclosure Schedule, no event has occurred that would subject Seller, the Company or Buyer to any material liability with respect to a Seller Plan for any penalty or tax arising under Section 4971, 4972, 4977, 4979, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. Except as set forth in
          Section 3.11 of the Disclosure Schedule, no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Seller Plan subject to Title IV of ERISA. Except as disclosed in Section 3.11 of the Disclosure Schedule, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) with respect to Seller Plans pending, or to the knowledge of Seller or the Company, threatened, and Seller and the Company have no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course with respect to Seller Plans).

                    (f)  The Seller and each subsidiary is in
          compliance in all material respects with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

                    (g) Each Seller Plan which is intended to meet the requirements of Section 501(c)(9) of the Code provides no disqualified benefit (as such term is defined in Code Section 4976(b)). Each Seller Plan which is a welfare benefit plan (as defined in ERISA Section 3(1)) may be amended or terminated at any time.

                    3.12.  Store Names.  Section 3.12 of the
          Disclosure Schedule sets forth a list of all material trademarks used by Seller and its subsidiaries in connection with the Retail Operations (the "Store Names"). As of the Closing, the Company and its subsidiaries will own or possess adequate licenses or other rights to use all Store Names. No claim is pending or, to the best knowledge of Seller, threatened to the effect that the rights of the Seller or any of its subsidiaries in or to any Store Name is invalid or unenforceable, except for such claims as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. No contract, agreement or understanding between the Seller or any of its subsidiaries and any party exists which would impede or prevent the use by the Company, its subsidiaries and their successors of the entire right, title and interest of the Seller and its subsidiaries in and to any of the Store Names, except for such contracts, agreements or understandings which would not, in the aggregate, have a Material Adverse Effect.

                    3.13.  Environmental Matters.  Except as set
          forth in Section 3.13 of the Disclosure Schedule:

                    (a) Seller and its subsidiaries hold, and are in substantial compliance with, all material permits, licenses and government authorizations required for Seller and its subsidiaries to conduct their respective businesses under local, state, federal and foreign laws and regulations relating to pollution and the discharge of materials into the environment ("Environmental Law"), and Seller and its subsidiaries are otherwise in compliance with all applicable Environmental Law, except where the failure to be in compliance would not have a Material Adverse Effect.

                    (b) Neither Seller nor any of its subsidiaries has received any written request for information, or has been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar local, state or foreign law with respect to any on-site or off-site location. There is no Environmental Claim pending or, to the knowledge of Seller, threatened, against Seller or any of its subsidiaries or against any person or entity whose liability for such Environmental Claim Seller or any of its subsidiaries has assumed by contract or operation of law or for which any of Seller or its subsidiaries may otherwise be liable.

                    (c) Neither Seller nor any of its subsidiaries is subject to any judgment, decree or order relating to substantial compliance with, or the cleanup of regulated substances under, any applicable Environmental Law. None of Seller or any of its subsidiaries has Treated, Stored or, to Seller's knowledge, Disposed of significant amounts of any Hazardous Waste (as such capitalized terms are respectively defined in the Resource Conservation and Recovery Act, 42 U.S.C. SECTION 6901 et seq.) on the subject properties.

                    (d)  For purposes of this Agreement,
          "Environmental Claim" means any claim, action or cause of action, of any person alleging potential liability (including, without limitation, potential liability for any investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Seller or any of its subsidiaries or (ii) any violation or alleged violation of any Environmental Law.

                    (e) For purposes of this Agreement, "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

                    3.14.  Labor Relations.  Section 3.14 of the
          Disclosure Schedule sets forth all collective bargaining agreements and amendments thereto, including by contract, memorandum or side letter, to which the Seller or any of its subsidiaries is a party, and any arbitration or court decision that materiality affects the terms of any such agreement or amendment. All payments and contributions required under such collective bargaining agreements and the amendments thereto, including but not limited to, wages, vacation, sick leave and holiday pay, and for employee benefits, including but not limited to, health and retirement benefits, have been made in all material respects in accordance with such collective bargaining agreements as amended. Except as set forth in Section
          3.14 of the Disclosure Schedule, there is no unfair labor practice complaint or other proceeding against Seller or any of its subsidiaries pending before the National Labor Relations Board or any other federal, state or local administrative agency that deals with employment or employee safety-related matters which, if adversely decided, is reasonably likely to have a Material Adverse Effect. There is no labor strike, work stoppage or arbitration or any other proceeding pending or involving or, to the knowledge of Seller, threatened against Seller or any of its subsidiaries which is reasonably likely to have a Material Adverse Effect. To Seller's knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its subsidiaries.

                    3.15. Brokers and Finders. Neither Seller nor any of its subsidiaries has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for the fees and expenses payable to Bear Stearns & Co. Inc. for investment banking services, which will be paid by Seller.

                    3.16. Transfer of Assets and Liabilities. By the Closing, Seller will, in a manner reasonably acceptable to Buyer and in a manner which does not result in a material step-down in the basis of such assets or properties, have transferred to the Company or its subsidiaries all of the assets and rights held by the Seller and its subsidiaries as of immediately prior to such transfer, subject to all of the liabilities and obligations of Seller and its subsidiaries, other than the Shares and the Toys Shares and other than the liabilities and obligations set forth on Schedule 3.16 (the "Excluded Liabilities"). As a result of such transfer, the Company and its subsidiaries will hold all of the assets and rights held by Seller and its subsidiaries immediately prior to such transfer, other than the Shares and the Toys Shares (the "Excluded Assets") and will hold all of the liabilities and obligations of Seller and its subsidiaries, other than as
          set forth in Schedule 3.16.   The parties hereto
          acknowledge that the receipt of a favorable private letter ruling from the IRS (the "IRS Ruling") is a condition to the consummation of the Toys Transaction. The parties hereby covenant and agree that they will take such steps as are necessary, including but not limited to amending this Agreement to provide that certain of the assets to be conveyed to the Company as contemplated herein will be so conveyed immediately after the Closing, to ensure that the IRS Ruling will be issued, provided, however, that any such steps will be effected in a manner that will not adversely affect Buyer or the Company in a material respect and otherwise reasonably satisfactory to Buyer. Notwithstanding the foregoing, Seller makes no representation as to the transfer of the Leases.

                    3.17. Transfer of Employee Benefit Plans and Arrangements. By the Closing, (a) the Seller will have transferred to the Company or its subsidiaries all the employees of the Seller, (b) the Seller will have caused the Company to assume all of the employment agreements between the Seller and any employee employed as of the Closing Date; (c) the Seller will have amended all of the Seller Plans so that (i) the Company shall be the "sponsor" or the "employer" with respect to all such Plans and, to the extent permitted by the applicable law, the Seller will cease to be the "sponsor" or the "employer" with respect to such Plans, and (ii) the Seller will have transferred to the Company or its subsidiaries all of the assets and rights of the Seller and its subsidiaries, subject to all of the obligations of the Seller and its subsidiaries, with respect to such Plans and (d) the Seller shall cause the Company or its subsidiaries to assume all of the obligations of the Seller and its subsidiaries, including but not limited to the obligation to make contributions, with respect to any multiemployer plans with respect to which the Seller or its subsidiaries has such obligations.

                    3.18.  Toys Acquisition Agreement.  Each
          representation and warranty of Seller in the Toys
          Agreement was true and correct in all material respects when made.

                    3.19. Ruling Request. All representations and statements of fact included in the request for the IRS Ruling (and any supplements or amendments thereto) (the "Ruling Request"), to the extent that they relate to the Seller or its subsidiaries, are true, complete and accurate in all material respects.

                    3.20.  Real Property.

                    (a)  Section 3.20 of the Disclosure Schedule
          sets forth (i) the location, parties, term, renewal options and certain other information for those leases or subleases of real property entered into for use in connection with the Retail Operations to which Seller or any of its subsidiaries is a party, whether as lessee, lessor, sublessee or sublessor (such leases and subleases, as so amended, modified, or supplemented are hereinafter collectively referred to as the "Leases", and the properties demised under the Leases are hereinafter collectively referred to as the "Leased Properties"), and
          (ii) those Leased Properties whereby the Seller or any of its subsidiaries has entered into an agreement permitting concessions or subtenants to operate thereon. Such Section of the Disclosure Schedule accurately sets forth in all material respects the information contained therein. True, complete and correct copies of the Leases (as amended, modified or supplemented to the date hereof) have been made available to Buyer. Seller or (if indicated on the Disclosure Schedule) one of its subsidiaries, as the case may be, holds its leasehold interest in each of the Leased Properties substantially in accordance with the provisions of the applicable Lease and free of all Encumbrances on such leasehold interest, except for Permitted Encumbrances (as defined in clause
          (e) below). Except as set forth in the Disclosure Schedule, to the knowledge of Seller, (i) all of the Leases are valid, binding and enforceable agreements, and are in full force and effect and grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant, subject to the Permitted Encumbrances; (ii) the current use and occupancy of the Leased Properties conform in all material respects to, and Seller has received no written notice of any material violation of, any applicable laws, statutes, rules, regulations and ordinances that might reasonably be expected to materially detract from or interfere with the present use, occupancy, or operation of the applicable Leased Property to the extent the same is an obligation of Seller pursuant to the applicable Lease; and (iii) there are no pending or threatened condemnation proceedings with respect to any of the Leased Properties. Except as identified in Section 3.20 of the Disclosure Schedule, Seller has received no notice of any material existing defaults (either on the part of the Seller or any of its subsidiaries, or to the knowledge of the Seller, any other party thereto) under any Lease, and no event has occurred (either on the part of the Seller or its subsidiaries, or to the knowledge of Seller, any other person or entity) which could reasonably be expected to result (other than in the ordinary course of business) in the modification, amendment or termination of any Lease or a material increase in the rent payable thereunder, except for any of the foregoing which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the applicable Lease or on any Leased Property.

                    (b)  Section 3.20 of the Disclosure Schedule
          sets forth all real property used in connection with the Retail Operations of which Seller or any of its subsidiaries is the record or beneficial owner, and such real property is hereinafter referred to as the "Owned Real Property". Except as disclosed in the Disclosure Schedule, (i) to the best of Seller's knowledge, Seller or one of its subsidiaries, as the case may be, holds fee title to the Owned Real Property, free of all Encumbrances other than Permitted Encumbrances; (ii) to the best of Seller's knowledge, all improvements on the Owned Real Property, and the current use and occupancy thereof, conform in all material respects to, and Seller has received no written notice of any material violation of, any applicable zoning and other land use ordinances, and building codes or other applicable laws, statutes, rules, regulations and ordinances that might reasonably be expected to materially detract from or interfere with the present use, occupancy or operation of the applicable Owned Real Property; and (iii) no condemnation or eminent domain proceeding against any of the Owned Real Property is pending or, to Seller's knowledge, threatened.

                    (c) Except as set forth in Section 3.20 of the Disclosure Schedule, none of the Owned Real Property or the Leased Properties is subject to any material lease, sublease, license or other agreement in which Seller grants to any other person any right to the use, occupancy or enjoyment of the Owned Real Property or the Leased Property or any part thereof. The Owned Real Property and the Leased Properties together constitute all interests in real property necessary to operate Seller's retail business substantially in the manner that it has been operated by Seller prior to the Closing.

                    (d)  Section 3.20 of the Disclosure Schedule
          sets forth (i) all of the Leases that require a Landlord Consent (as defined in Section 5.15(a) hereof) to the direct or indirect transfer of such Leases to the Company and/or the change of control of the Company upon the Closing of the Stock Purchase on the Closing Date or otherwise in connection with the Toys Transaction (hereinafter, the Stock Purchase and the Toys Transaction are collectively referred to as the "Purchase Transaction"), and (ii) all of the Leases that are Guaranteed Leases (as defined in Section 5.15(a) hereof).

                    (e) As used herein, "Permitted Encumbrances" shall mean, collectively, (i) all statutory or other liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings; (ii) all mechanics', materialmen's, carriers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings; and
          (iii) all other defects in title or Encumbrances which do not materially detract from or materially interfere with the present use, occupancy or operation of the asset subject thereto or affected thereby.

                    (f)  For all purposes under this Agreement,
          Section 3.20 of the Disclosure Schedule shall be deemed to be amended to delete any Leases that expire in accordance with their terms (or otherwise terminate, with Buyer's prior written consent) between the date hereof and the Closing Date, provided that nothing in this subparagraph (f) is intended to modify any of Seller's obligations under Section 5.1(g) hereof.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER

                    Buyer hereby represents and warrants to Seller as follows:

                    4.1.  Organization; Etc.  Buyer is duly
          organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority is not, in the aggregate, reasonably likely to have a Material Adverse Effect.

                    4.2.  Authority Relative to this Agreement.
          Buyer has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all required action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

                    4.3.  Consents and Approvals; No Violations.
          Except for applicable requirements of the HSR Act, no declaration, registration, qualification or filing with or notice to, and no permit, authorization, consent or approval of, and no waiver or order from, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the charter, by-laws or similar organizational documents of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, renegotiation, cancellation or acceleration) under, or require any approval or consent under, or result in any increase in any payment required by, or the loss, revocation, impairment, suspension or forfeiture of any rights, privileges or benefits under, or result in the creation or imposition of any Encumbrance upon any of the respective properties, assets or businesses of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) assuming that the filing referred to in the first sentence of this Section 4.3 is duly and timely made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of (b) and (c) for violations, breaches or defaults which are not in the aggregate reasonably likely to have a Material Adverse Effect or prevent or delay the consummation of the transactions contemplated hereby.

                    4.4.  Acquisition of Stock for Investment.
          Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares except for any of the foregoing that would not require registration under the Act. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and/or any applicable state securities laws, except pursuant to an exemption from such registration under such Act and such laws.

                    4.5. Brokers and Finders. Neither Buyer nor any of its subsidiaries has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Financo, Inc. and Merrill Lynch & Co. for investment banking services, which will be paid by Buyer.

                                  ARTICLE V

                           COVENANTS OF THE PARTIES

                    5.1.  Conduct of Business of the Company.
          Except as contemplated by this Agreement, in connection with the Toys Transaction and the transactions contemplated thereby, as set forth in Section 5.1 of the Disclosure Schedule or with the prior consent of Buyer, during the period from the date of this Agreement to the Closing Date, each of Seller and its subsidiaries will use all reasonable efforts (a) to conduct its business and operations in the ordinary course of business consistent with past practice and (b) to preserve intact its properties, assets and business organizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it, in each case in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Seller will and will cause its subsidiaries to, during the period from the date of this Agreement to the Closing Date, consult and cooperate with Buyer with respect to any pending union contracts or collective bargaining agreements, and Seller will not, and will cause its subsidiaries not to, modify or enter into any collective bargaining agreements or amendments thereto, which would contain any greater restrictions than are contained in the collective bargaining agreements and amendments thereof listed on Schedule 3.14 to the Disclosure Schedule on the employer's right to close, remove or consolidate its operations or to subcontract or outsource bargaining unit work, or to lay off employees or to enhance the provisions regarding severance pay in such agreements or amendments. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or the transactions contemplated hereby or as required pursuant to the Toys Agreement or as set forth in Section 5.1 of the Disclosure Schedule, Seller will not, and will cause its subsidiaries not to, prior to the Closing, without the prior consent of Buyer:

                    (a) declare, set aside or pay any dividend or distribution on any shares of common stock of the Seller, other than regular quarterly cash dividends not in excess of $.05 per share, or on any shares of common stock of any subsidiaries of Seller which are not wholly-owned subsidiaries;

                    (b) redeem, purchase or otherwise acquire any outstanding Shares;

                    (c)  amend its charter or by-laws (or other
          comparable charter or governing documents);

                    (d) incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse the obligations of any other Persons, except for indebtedness incurred in the ordinary course of business consistent with past practice, and except that Seller may borrow funds and pledge Toys Shares for the purpose of financing its working capital and capital expenditures in the ordinary course of business so long as the aggregate outstanding amount secured by such pledges does not, at any time, exceed during any period the amounts set forth in Section 5.1 of the Disclosure Schedule for such period (the "Working Capital Pledge");

                    (e) (i) increase in any manner the rate or terms of compensation of any of its directors, officers or other employees, except as are contractually required or which have been agreed to or granted prior to the date hereof, (ii) pay or agree to pay any pension, retirement, allowance or other employee benefit not required or permitted by any existing Plan, Benefit Arrangement or other agreement or arrangement to any such director, officer or employee, whether past or present or (iii) terminate, amend or modify any Seller Plan or enter into any employee benefit plan, program or arrangement or any employment, severance, consulting or similar agreement, arrangement or plan; provided, however, that Seller and its subsidiaries may, after consulting with Buyer (but without any requirement to obtain Buyer's consent), in their discretion, amend such contracts or agreements prior to the Closing Date to increase the contribution rate to the District 65 Plan to 7% of the compensation of all employees covered by such contracts or agreements, such amendments to be effective as of July 1, 1994;

                    (f) except in the ordinary course of business consistent with past practice, (i) sell, transfer or otherwise dispose of, any of its material property or assets, (ii) mortgage or encumber any of its material property or assets, except for the Working Capital Pledge, or (iii) acquire or purchase any material securities or assets of any person or entity or enter into any material joint venture or partnership;

                    (g)  enter into other material agreements,
          commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice or, except as expressly permitted by Section 5.15(a) hereof, enter into any new Lease, or amend, modify, terminate or exercise or waive any renewal option under, or otherwise waive any material right under, any existing Lease;

                    (h) change in any material respect any of the accounting principles or practices used by it (except as required by GAAP) or any of its cash management practices or inventory management or purchasing practices;

                    (i) sell, transfer or otherwise dispose of any of its property or assets to Toys or any affiliate thereof other than the Excluded Assets or sell, transfer or dispose of any Toys Shares, other than as permitted by Section (d), above; or

                    (j)  agree to take any of the foregoing
          actions.

                    5.2. No Solicitation. Seller agrees that none of it, any of its affiliates, any of its officers or directors, any of the officers or directors of any of its affiliates or any of the employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant) of Seller or any of such affiliates, officers or directors, shall continue, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any sale, lease or other disposition of, all or any significant portion of the Retail Operations, or the assets or any equity securities of Seller or any of its affiliates (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

                    5.3.  Access to Information.

                    (a)  From the date of this Agreement to the
          Closing, Seller will (i) give Buyer and its authorized representatives reasonable access to all books, records, stores, offices and other facilities and properties of Seller and its subsidiaries, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause its officers to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Seller and its subsidiaries as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as is consistent with the past behavior of the parties and will not interfere unreasonably with the operation of the business of Seller or its subsidiaries. Seller will consult with Buyer as to Seller's proxy statement to be distributed to Seller's stockholders in connection with a stockholders meeting to be convened to consider the approval of the Toys Transaction (the "Stockholders Meeting"). Seller will cooperate with Buyer with respect to Buyer's efforts to seek financing for the transactions contemplated hereby.

                    (b) All such information and access shall be subject to the terms and conditions of the letter agreement dated November 17, 1993 (the "Confidentiality
          Agreement"), between Buyer and Seller.

                    5.4. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications, complying with or responding to any requests by governmental agencies and, in the case of Seller, promptly calling the Stockholders Meeting. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. At the Closing, if Toys shall simultaneously therewith execute and deliver the indemnification agreement attached as Exhibit B to the Toys Agreement, Seller and Buyer shall execute and deliver to Toys an indemnification agreement substantially in the form set forth as Exhibit A to the Toys Agreement, with such changes therein as the parties and Toys shall agree, and subject to the execution by Seller and Buyer of a mutually acceptable cross indemnity agreement to reflect the intent of the provisions of
          Section 5.5 hereof.

                    5.5.  Limitation of Seller's Liabilities.

                    Except as otherwise provided in Sections
          5.12(c), 5.14, 5.18 and Article VI:

                    (a) From and after the Closing Date, each of the Company and its subsidiaries shall, and hereby does, release, indemnify and hold Seller and the Liquidating Trust and each nonemployee director, other director in his capacity as such, and trustee thereof harmless from all obligations or liabilities whatsoever relating to the business, properties, assets, liabilities or obligations of the Company and its subsidiaries, including, but not limited to, obligations or liabilities relating to the Leases, but not including the Excluded Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged or asserted against or might otherwise be imposed on Seller or the Liquidating Trust or any of such persons. The Company and its subsidiaries will execute such additional agreements or instruments as may be requested by Seller, the Liquidating Trust or any of such persons in order to further evidence or implement the Company's and its subsidiaries' obligations under this Section 5.5. The Company and its subsidiaries will cooperate in good faith and will take such actions as Seller, the Liquidating Trust or any such persons reasonably request in connection with the foregoing, so long as none of the Company and its subsidiaries is obligated to spend any funds in connection therewith and such actions will not have an adverse effect on the business of the Company and its subsidiaries .

                    (b)  From and after the Closing Date, the
          Seller or the Liquidating Trust, as the case may be, hereby does release, indemnify and hold harmless each of Buyer and the Company and its subsidiaries and each of its respective nonemployee directors and each other director in his capacity as such from all Excluded Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged or asserted against or might otherwise be imposed on Buyer or any such persons. Seller or the Liquidating Trust, as the case may be, will execute such additional agreements or instruments as may be requested by Buyer in order to further evidence or implement Seller's and the Liquidating Trust's obligations under this Section 5.5. Seller or the Liquidating Trust, as the case may be, will cooperate in good faith and will take such actions as Buyer reasonably requests in connection with the foregoing, so long as neither Seller nor the Liquidating Trust is obligated to spend any funds in connection therewith and such actions will not have an adverse effect on Seller or the Liquidating Trust, as the case may be.

                    5.6.  Minimum Net Worth.  At the Closing and
          for a period of one year following the Closing, (a) Buyer will or will cause the Company and its subsidiaries, or a subsidiary of Buyer which agrees to be bound (on terms reasonably acceptable to Seller) by this Agreement (as applicable, the "Guarantor"), to maintain, on a consolidated basis, a minimum net worth of not less than $150,000,000 (as determined in accordance with GAAP, but excluding goodwill), and (b) Buyer will not take, or cause to be taken, any actions that would have the effect of reducing the net worth of the Company and its subsidiaries below or, if applicable, the Guarantor below $150,000,000, including, without limitation, declaring dividends, except, in the case of either clause (a) or
          (b), to the extent a reduction of such minimum net worth results from losses incurred from continuing operations during such one year period.

                    5.7. Public Announcements. Seller and Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

                    5.8. Employee Matters. Immediately following the Closing Date, the employees of the Company as of the Closing Date ("Employees") shall be employed on substantially the same terms and conditions as, and shall be covered by benefit plans or arrangements which, in the aggregate, provide substantially equivalent benefits as were provided to the Employees immediately prior to the Closing Date. Such Employees shall receive credit for past service with the Company, the Seller or its subsidiaries for purposes of eligibility, participation, vesting, benefit accrual or entitlement under any such benefit plans and arrangements, including, but not limited to, satisfaction of any preexisting condition exclusion under any such plan providing health care coverage. Nothing in this Section 5.8 will require the Buyer, the Company or any of its subsidiaries to maintain any plan or arrangement in effect, to continue to provide any level of benefits after the Closing or to maintain the employment of any Employee after the Closing.

                    5.9. Financing Participation. Any financing procured by the Buyer to purchase the Shares pursuant to this Agreement and to consummate the transactions contemplated hereby shall include an equity contribution by E.M. Warburg, Pincus & Co., Inc. and/or one or more of its affiliates in the amount of not less than $100 million; provided, however, such equity contribution may be reduced to the extent not necessary for the satisfaction of the condition set forth in Section 7.3(d).

                    5.10. Toys Agreement. Seller agrees that it will not terminate the Toys Agreement or otherwise act or fail to take any action thereunder if the purpose for such termination, action or failure to act is the avoidance of its obligations hereunder.

                    5.11.   Buyer's Designee.  (a) Buyer shall
          designate one or more third parties not affiliated with E.M. Warburg, Pincus & Co., Inc. (the "Designee") which will purchase an aggregate of 21% of the Shares at the Closing for $39.9 million, such that the aggregate price paid by such parties and Buyer will be $190 million.
          Such Designee will purchase such Shares on the same terms and conditions as Buyer, as if such party had also been Buyer, and all references herein to Buyer shall be deemed references to Buyer and such Designee. Each such Designee will enter into an agreement reasonably satisfactory to the Seller to effect the foregoing.

                    (b) Under no circumstances shall any person or entity be named as a Designee if the result would be to cause E.M. Warburg, Pincus & Co., Inc. or any of its affiliates to be treated as a single employer with the Company or any of its subsidiaries within the meaning of
          Section 4001(b)(1) of ERISA.

                    (c)  The number of Shares to be purchased by
          Buyer (including any assignee of Buyer pursuant to Section 9.4 hereof, but not including any Designee) shall be decreased and the number of Shares to be purchased by the Designees shall be increased to the extent Buyer, in its sole discretion, deems necessary to prevent E.M. Warburg, Pincus & Co., Inc. or any of its affiliates from being treated as a single employer, within the meaning of
          Section 4001(b)(1) of ERISA, with the Company or any of its subsidiaries.

                    5.12.  Working Capital Pledge; Excluded
          Liabilities.

                    (a) At, or substantially simultaneously with, the Closing, Buyer will or will cause the Company to repay the Company's Working Capital Pledge as of the Closing Date. Buyer and Seller will cooperate in connection therewith including without limitation by providing that to the extent that there is indebtedness owed to the Seller by the Company or any of its subsidiaries such indebtedness shall be contributed by Seller to the capital of the Company or such respective subsidiary immediately prior to the Closing.

                    (b)  At the Closing, Seller shall either, at
          its option (i) pay to the Company an amount equal to the amount of any Excluded Liabilities paid, incurred or assumed by the Company or any of its subsidiaries or paid by the Seller or any of its other subsidiaries on or prior to the Closing Date or (ii) decrease the Purchase Price by such amount.

                    (c) Notwithstanding anything in Section 5.1(d) to the contrary, Seller may incur indebtedness to redeem or repurchase the Convertible Subordinated Debentures (the "Special Indebtedness"); provided however that all obligations (including all interest, costs, fees and expenses in connection therewith) shall be treated as Excluded Liabilities for all purposes hereof and shall be the sole responsibility of Seller and provided further that Buyer shall be satisfied that such incurrence of the Special Indebtedness and redemption or repurchase of the Convertible Subordinated Debentures shall not adversely affect Buyer, the Company or the subsidiaries or interfere with the transactions contemplated hereby.

                    5.13.   Inventory Audit.  The Company shall
          have an audit of its inventory at August 27, 1994. Such inventory audit shall be performed by David Berdon & Co., certified public accountants ("Seller's Accountants"), in accordance with generally accepted auditing standards. Inventory shall be valued at that date in accordance with GAAP applied on a basis consistent with past GAAP practices used in the Company's year-end financial statements. A full and complete physical inventory shall be conducted as a part of this inventory audit at August 27, 1994, except that layaway inventory shall not be counted nor shall it be included in the value of inventory at August 27, 1994. Ernst & Young, independent public accountants ("Buyer's Accountants") and representatives of Buyer's financing sources shall be entitled to observe such physical inventory taking and meet with Seller's Accountants regarding the scope of their work and shall have access to all workpapers of Seller's Accountants in connection with the inventory audit at August 27, 1994. Seller shall deliver a report indicating the value of the inventory and the results of the physical inventory by no later than October 7, 1994 and Seller's Accountants shall make available their workpapers on such audit to Buyer as promptly as practical, but in any event by no later than October 9, 1994. Such audit is being done solely for the information of Buyer and the results of such audit shall have no consequences under this Agreement, other than a determination by Buyer as to the satisfaction of the conditions set forth in Article VII.

                    5.14. Collective Bargaining Agreements;
          Withdrawal Liability.

                    (a) As of the Closing Date, the Company shall assume all collective bargaining agreements to which Seller is a party (the "Collective Bargaining Agreements") and all of the rights, duties, responsibilities and obligations of Seller thereunder, including, without limitation, Seller's obligation to make continuing contributions to the District 65 Security Plan Pension Fund and any successors thereto (the "District 65 Plan") and to pay any District 65 Liabilities (as defined below).

                    (b) If, at any time (whether or not prior to the date hereof or the Closing Date) on or before the Cutoff Date (as defined below), (i) the Company or any of its subsidiaries withdraws from the District 65 Plan in a "partial withdrawal" or "complete withdrawal" (as those terms are defined in Title IV of ERISA and the regulations thereunder (collectively, "Title IV")), (ii) there is a "mass withdrawal" from or a "termination" of the District 65 Plan (as those terms are defined in Title
          IV), (iii) there is a failure to meet the minimum funding standard under Section 412 of the Code with respect to the District 65 Plan for any plan year that begins before the Closing Date, which failure is not waived by the IRS, or (iv) the District 65 Plan is in "reorganization" or is "insolvent" during a plan year or any portion of a plan year (as those terms are defined in Title IV), then there shall be an adjustment to the Purchase Price as set forth in subsection (c) below, based upon the extent to which payments are made by the Company or any of its subsidiaries or, after the Closing Date, any member of its Controlled Group (as defined in Section 3.11) with respect to the following amounts (the "District 65 Liabilities"): (A) any liability with respect to the District 65 Plan under Title IV with respect to an event described in clause (i) or clause (ii) above, which event occurs on or before the Cutoff Date; provided, however, that if an event described in clause (i) occurs on or before the Cutoff Date and an event described in clause
          (ii) occurs after the Cutoff Date, then such liability shall be determined without regard to such event described in clause (ii); (B) any excise tax pursuant to
          Section 4971 of the Code with respect to an event described in clause (iii) above, which tax is imposed on or before the Cutoff Date; (C) any contributions or other payments that are required to be made with respect to any plan year that ends on or before the Cutoff Date as a result of an event described in clause (iv) above, to the extent such contributions or payments exceed the amount that would have been required to be contributed or paid had no event described in clause (iv) above occurred; (D) any amounts paid to the District 65 Plan or the Pension Benefit Guaranty Corporation in settlement of any claim for payments described in clause (A) or clause (C) or in consideration for an agreement permitting the complete or partial withdrawal of the Company or any of its subsidiaries from the District 65 Plan; or (E) any amounts paid to the Internal Revenue Service in settlement of any claim for payments described in clause
          (B). The "Cutoff Date" means the end of the fifth full plan year of the District 65 Plan (as in effect as of the date of this Agreement) following the Closing Date (the "Original Cutoff Date") or such later date to which it is extended pursuant to the next sentence. The Cutoff Date shall be extended by the length of any period beginning on or before the Original Cutoff Date during which the District 65 Plan is insolvent or in reorganization, but in no event shall the Cutoff Date, as extended, be later than 12 months from the Original Cutoff Date.

                    (c)  Purchase Price Adjustment.  (i)  To the
          extent of the first $10 million of payments made with respect to the District 65 Liabilities, there shall be no adjustment to the Purchase Price pursuant to this Section 5.14.

                         (ii)  After the first $10 million of
          payments have been made with respect to the District 65 Liabilities, Seller shall pay to Buyer (including the Designees), as an adjustment to the Purchase Price, $0.75 for each $1.00 of payments made with respect to District 65 Liabilities in excess of $10 million and less than or equal to $60 million. Such adjustment to the Purchase Price shall be paid to the Designees and the other Buyers in proportion to their respective shares of the Purchase Price, and shall be payable as and when payments with respect to the District 65 Liabilities are made, except to the extent that Seller makes arrangements satisfactory to Buyer for prepayment of such adjustment (including without limitation by the defeasance of such adjustment to the Purchase Price with obligations of the U.S. government). The adjustment to the Purchase Price shall be payable regardless of whether any District 65 Liability is incurred as a result of any action (or inaction) by the Company, the Buyer or any of their respective subsidiaries and Controlled Group members; provided, that Buyer shall consult with Seller before Buyer, the Company or any of their respective Controlled Group members voluntarily withdraws from the District 65 Plan (but without any requirement to obtain Seller's consent).

                         (iii)  After $60 million of payments have
          been made with respect to the District 65 Liabilities, there shall be no further adjustment to the Purchase
          Price pursuant to this Section 5.14.

                    (d)  If this Agreement shall be terminated
          without the consummation of the Closing, Seller shall indemnify Buyer, the Designees, all members of their respective Controlled Group, and all of their respective affiliates and hold them harmless from and against any liabilities arising out of or relating to the District 65 Plan, including without limitation any liabilities that would have been District 65 Liabilities if the Closing had been consummated.

                    (e)  Except to the extent of the Seller's
          obligation to pay the adjustment to the Purchase Price provided for above, after the Closing, the Company and its subsidiaries shall indemnify Seller and hold it harmless from and against any liability assumed by the Company pursuant to Section 5.14(a) above, as well as for reasonable costs and expenses incurred by Seller in connection therewith.

                    5.15.  Store Lease Transfers.

                    (a)  Prior to the Closing, Seller shall use
          good faith and reasonable efforts (i) to transfer, directly or indirectly, each of the Leases to the Company by assignment or stock transfer, (ii) to obtain any fully executed, written consents and approvals from the Landlords under the Leases (each, a "Landlord") that may be required with respect to such direct or indirect transfer of the Leases to the Company and otherwise in connection with the consummation of the Purchase Transaction (each, a "Landlord Consent"), and (iii) to obtain sufficient Guaranty Releases (hereinafter defined) so as not to give rise to a right of Seller to terminate the Toys Agreement pursuant to Section 10.1.10 thereof.
          A "Guaranty Release" shall mean an instrument that releases Seller and any subsidiary of Seller that will be merged into Seller in connection with the Toys Transaction from their respective liabilities under any Lease (each, a "Guaranteed Lease") in which Seller or any such subsidiary is the tenant and/or has delivered a guaranty, surety agreement or similar instrument to the Landlord under such Lease. Seller shall promptly provide Buyer with (i) copies of all fully executed and delivered Landlord Consents and Guaranty Releases after the same shall have been received by Seller, and (ii) any additional information as may be reasonably requested by Buyer with respect to the status of Seller's efforts to obtain such Landlord Consents and Guaranty Releases prior to or following the Closing Date, including, without limitation, copies of any written status reports prepared by Jones Lang Wootton Realty Advisors. In no event shall Seller, without Buyer's prior written consent, enter into any Landlord Consent or Guaranty Release that results in or effects a new real estate transaction or a Lease amendment, modification or supplement or a waiver of any provisions of a Lease (each, a "Lease Change"), other than any Lease Change relating to the tenant's ability to transfer a Lease or be released from liability that is no less favorable to the tenant than the original Lease provision regarding Lease transfers or releases.

                    (b) Both before and after the Closing, Buyer and Seller shall cooperate with each other in attempting to obtain additional Landlord Consents and Guaranty Releases, however, neither party shall be obligated to expend any sums or incur any additional obligations in connection therewith.

                    (c)  If Seller anticipates that it may not
          obtain certain Landlord Consents prior to the Closing Date, Seller shall so notify Buyer, and Seller and Buyer shall endeavor in good faith to reach agreement as to how to proceed with respect to each such Lease for which a Landlord Consent has not been obtained by the Closing Date (each, a "Non-Consented Lease"). Seller agrees that, upon Buyer's request, Seller or the Liquidating Trust shall retain (or cause an appropriate subsidiary to retain), for a period of time requested by Buyer after the Closing, any tenant's interest in a Non-Consented Lease in order to prevent an immediate default under such Non-Consented Lease, if and only to the extent that such action is consistent with the consummation of the Toys Transaction. In such event, Seller shall enter into an interim management, license, occupancy or use agreement with the Company (or a subsidiary thereof) that would entitle the Company (or a subsidiary thereof), to the greatest extent possible, to exercise and enjoy all of the substantive rights and privileges of the lessee under the Non-Consented Leases (or certain of them) and to receive the income therefrom during the period that Seller, the Liquidating Trust or an appropriate subsidiary is holding the Non-Consented Leases in question. At the end of the term of such management or other agreement, or at such earlier time as the Company (or its subsidiary) shall elect by written notice to Seller, Seller shall cause the Non-Consented Lease or Non-Consented Leases in question to be transferred to the Company or one of its subsidiaries.

                    5.16.  Additional Covenants Regarding Leases.

                    (a)  In furtherance and not in limitation of
          Section 5.5 hereof, Buyer will cause Guarantor or the Company and its subsidiaries, as applicable, to:

                         (i)  to the extent required to obtain a
             Landlord Consent and/or a Guaranty Release either before or after the Closing, execute (A) an assignment and assumption of lease agreement pursuant to which the Company or one of its subsidiaries assumes the obligations of the Tenant under any Lease and is otherwise in form and substance reasonably acceptable to Buyer, the Company and its subsidiaries, and (B) a guaranty agreement with respect to each of the Guaranteed Leases in existence on the date hereof or which are entered into with Buyer's consent between the date hereof and the Closing, such guaranty to be executed by a Guarantor meeting the requirements of
             Section 5.6 hereof and to be substantially in the standard form approved by Buyer prior to the date hereof, or in the form of the existing guaranty of such Lease except to the extent such existing guaranty contains representations, covenants or other terms or provisions either (A) with which the Company or its applicable subsidiary would be reasonably unable to comply, or (B) which would be reasonably expected to be breached upon consummation of the Purchase Transaction; and

                         (ii)  refrain from exercising a renewal
             option or otherwise extending the term of a Guaranteed Lease without first obtaining a Guaranty Release therefor; provided, however, in the event a Guaranty Release is not obtained and Buyer, the Company or its applicable subsidiary wishes to exercise a renewal option or otherwise extend the term of the Guaranteed Lease, then Buyer, the Company or its applicable subsidiary shall have the option of providing as security to Seller prior to any renewal of a Guaranteed Lease an irrevocable letter of credit in an amount and in such form as is reasonably satisfactory to Seller or such other form of security as is reasonably satisfactory to Seller and for which Buyer evidences to Seller's reasonable satisfaction that such form of security (whether it is a letter of credit or otherwise) can in no way be affected by the bankruptcy, reorganization or insolvency of Buyer, the Company, or its subsidiaries or otherwise be attached by creditors of the same.

                    (b)  Seller agrees that, from and after the
          Closing Date, and upon the request and at the sole cost and expense of the Company or the applicable subsidiary, Seller shall take such reasonable actions as may be necessary to prevent a default under a Non-Consented Lease to the extent such actions are not susceptible of being taken by the Company, provided that such actions shall not otherwise materially adversely affect Seller or have an adverse effect on the Toys Transaction.

                         5.17.  Excluded Liabilities.  On or prior
          to the Closing Date, Seller shall provide in a manner reasonably satisfactory to Buyer for the payment in full by Seller and the Liquidating Trust to Buyer, the Company and its subsidiaries of the Excluded Liabilities (to the extent not previously paid) in a manner adequate to provide for the collection of the Excluded Liabilities, taking into account the assets and other liabilities of the Liquidating Trust (which in the case of the Excluded Liabilities arising pursuant to Section 5.14 shall include the provision for the payment in full by means of an irrevocable letter of credit, a holdback of a portion of the Purchase Price, a first priority, perfected lien in collateral with adequate assurances as to value or comparable security or other comparable arrangements reasonably acceptable to Buyer).

                    5.18. Additional Covenant Regarding Employee Benefit Plans. The Seller will reimburse the Company for any costs and expenses (including, without limitation, contributions to the Petrie Stores Corporation 401(k) Savings Plan ("Savings Plan") and attorneys' fees) incurred by the Company which are reasonably necessary, in accordance with a written opinion of Company's legal counsel, to ensure that the facts set forth in Section
          3.11 of the Disclosure Schedule with respect to the exclusion of employees based in Puerto Rico from coverage under the Savings Plan do not result in disqualification of the Savings Plan; provided, however, that in no case will the amount paid by the Seller pursuant to this
          Section 5.18 exceed a total of $250,000.

          ARTICLE VI

          TAX MATTERS
                    6.1. Tax Returns, Payments of Taxes, Transfer Taxes, Refunds and Withholding.

                    (a) Seller shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns of or which include the Company or any subsidiaries of the Company (including any amendment thereto), that are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date and shall pay all Taxes shown as due on such Tax Returns. Except as otherwise provided in subsection (b) hereof, without relieving Seller of its obligation to file any Tax Return under the Code subsequent to the Closing, Buyer shall prepare and file or shall cause to be prepared and filed on a timely basis, all Tax Returns of the Company or any subsidiaries of the Company that are due to be filed after the Closing Date and shall pay, or shall cause to be paid, all Taxes shown as due on such Tax Returns.

                    (b)  Seller and the Liquidating Trust shall,
          and hereby do, indemnify and hold Buyer, the Company and the Company's subsidiaries harmless against (x) the failure to be true in any material respect of any representations and statements of fact included in the Ruling Request, to the extent that they relate to the Seller or its subsidiaries, and (y) (i) Taxes of Seller or its subsidiaries or any reduction in losses, deductions, credits or similar items of tax benefit but excluding any reduction in the tax basis of assets ("Tax Benefits") of the Company or any of its subsidiaries arising from the transfer, as contemplated by Section
          3.16 hereof, to the Company and its subsidiaries of assets and liabilities of Seller and certain of its subsidiaries and the stock of other subsidiaries of Seller and (ii) any Taxes of Seller or its subsidiaries or any reduction in Tax Benefits of the Company or its subsidiaries arising out of or relating to (A) the Toys Shares or the Toys Transaction, and (B) the sale or other disposition by Seller of any Toys Common Stock or stock or assets of the Seller or its subsidiaries subsequent to the Closing not acquired or owned subsequent to the Closing by Buyer, Company or Company's subsidiaries. Buyer and the Company shall, and hereby do, indemnify and hold Seller and the Liquidating Trust harmless against any and all other Taxes imposed on the Seller, the Company, or any subsidiaries of the Company, whether or not such Taxes arose prior or subsequent to the Closing, except Taxes imposed upon Seller or subsidiaries of Seller subsequent to Closing that are attributable to any taxable period after the Closing Date. For purposes of the preceding sentence, the taxable period to which any Tax is deemed to be attributable will be determined by treating the period ending on the Closing Date as a separate taxable period for purposes of all Taxes.

                    (c)  All transfer Taxes (including, but not
          limited to, all stamp duties in respect of the transfer or sale of all the stock of the Company or its subsidiaries) incurred in connection with the transactions contemplated by this Agreement, other than those Taxes described in subsection (b) hereof, will be borne equally by Buyer and Seller. The party required by law to do so will, at its own expense, file all necessary Tax Returns and other documentation with respect to any such transfer Taxes, and, if required by applicable law, the other party will join in the execution of any such Tax Return or other documentation.

                    (d)  Any refund of Taxes that is received by
          Buyer, the Company, or any of the Company's subsidiaries with respect to a Tax for which Seller is liable pursuant to subsection (b) hereof shall be for the account of Seller, and to the extent that Buyer, the Company or any of the Company's subsidiaries receive any such refund after the Closing Date with respect to any such Tax, the recipient shall pay Seller the amount of such refund within 30 calendar days after the receipt thereof. Any refund of Taxes of the Company or any of its subsidiaries for which Seller is not liable pursuant to subsection (b) hereof or any reduction in the tax liability of Seller attributable to any adjustment of tax liability or tax attributes (including basis adjustments of assets) of the Company or its subsidiaries for taxable periods for which Buyer has indemnified Seller that is received by Seller, Toys or the Liquidating Trust shall be for the account of Buyer, and Seller shall pay to Buyer the Company or to the appropriate subsidiary of the Company the amount of such refund or reduction in tax liability within 30 calendar days after the receipt thereof.

                    (e)  Seller shall not make an election under
          Treasury Reg. SECTION 1.1502-20(g) to reattribute losses of the Company or its subsidiaries to Seller as a result of the disposition of the Company and its subsidiaries to Buyer pursuant to this Agreement.

                    (f)  Seller and Buyer agree that for tax
          purposes the Purchase Price plus any relevant liabilities assumed or taken subject to shall be allocated among the stock or any assets transferred to the Company pursuant to Section 3.16 in accordance with the allocation schedule ("Allocation Schedule") proposed by Buyer prior to Closing which in the event that the Allocation Schedule gives rise to an indemnity obligation of Seller to Buyer pursuant to Section 6.1(b)(y)(i), is reasonably acceptable to Seller. Buyer, Company and Seller shall each report the transactions contemplated hereby for federal income tax and all other tax purposes (including, without limitation, for purposes of Section 1060 of the
          Code) and on a timely filed Form 8594 in a manner consistent with the Allocation Schedule.

                    6.2.  Control of Contest.

                    (a)  Buyer shall have the right, at its own
          expense, to control any audit or examination by any Taxing Authority, to initiate any claim for refund or file any amended Tax Return, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for all taxable periods of the Company and its subsidiaries; provided, however, that Seller (or the Liquidating Trust or any agent or successor thereof) shall have the exclusive right to contest, resolve or defend against any assessment, notice of deficiency, or other proposed adjustment of Taxes with respect to any liability for Tax for which Seller is liable pursuant to subsection 6.1(b) hereof. No party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment of Taxes that would adversely affect the interest of another party without such other party's written consent, which consent shall not be unreasonably withheld.

                    (b)  Buyer shall forward promptly, and shall
          cause the Company and all of its subsidiaries to forward promptly, to Seller (or the Liquidating Trust) all written notifications and other communications received by Buyer, the Company, or any of its subsidiaries, relating to any liability for Taxes for which Seller is liable pursuant to subsection 6.1(b) hereof. Seller (or the Liquidating Trust) shall promptly forward to Buyer or to the Company all written notifications and other communications received by the Seller (or the Liquidating Trust) relating to any other liability for Taxes. The failure by either party to provide, or to cause any other party to provide, any such written notice or other communication to the other party (the "Indemnifying Party") shall relieve the Indemnifying Party from its obligation for indemnification with respect to the subject matter of any such communication or notification not forwarded if and only to the extent that the Indemnifying Party incurs additional expenses or Tax liabilities or is otherwise damaged by such failure be provided with such communication or notice.

                    6.3.  Access to Information and Retention of
          Records.

                    (a)  Buyer, the Company, and the Company's
          subsidiaries shall provide Seller with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant for the preparation of any Tax Returns, any audit or other examination by any Taxing Authority, the filing of any claim for a refund of Tax or for the allowance of any Tax Credit, or any judicial or administrative proceedings relating to a liability for Taxes for which Seller is responsible pursuant to subsection 6.1(b) hereof.

                    (b)  For a period of seven years from the
          Closing Date, the Buyer, the Company, and the Company's subsidiaries shall not dispose of or destroy any of the business books or records of the Company and the Company's subsidiaries relating to Taxes for which Seller is responsible pursuant to subsection 6.1(b) hereof, and thereafter shall not dispose of or destroy any such books or records without first offering by written notice to turn over possession thereof to Seller (or to the Liquidating Trust or any agent or successor thereof) at least thirty (30) days prior to the proposed date of such disposition or destruction.

                                 ARTICLE VII

          CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

                    7.1. Conditions to Each Party's Obligations to Consummate the Stock Purchase. The respective obligations of each party to consummate the Stock
          Purchase is subject to the satisfaction of the following conditions:

                    (a)  No statute, rule, regulation, executive
          order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity which remains in effect and prohibits or restricts the consummation of the Stock Purchase; and

                    (b) Any waiting period applicable to the Stock Purchase under the HSR Act shall have terminated or expired.

                    7.2.  Further Conditions to Seller's
          Obligations. The obligations of Seller to consummate the Stock Purchase are further subject to satisfaction or waiver of the following conditions:

                    (a)  The Company and its subsidiaries or the
          Guarantor, as applicable, shall have, and immediately following the Closing shall continue to have, on a consolidated basis, a minimum net worth of not less than $150,000,000 as determined in accordance with GAAP, but excluding goodwill;

                    (b)  The representations and warranties of
          Buyer contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except as otherwise provided in this Agreement);

                    (c) Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

                    (d)  Seller shall have received a private
          letter ruling from the Internal Revenue Service in a form reasonably satisfactory to Seller, to the effect that the Toys Transaction will not give rise to the recognition by Seller or its shareholders of a material amount of taxable income and the representations made by Toys in the request for such ruling shall be true and correct in all material respects;

                    (e) All conditions to the consummation of the Toys Agreement shall have been, or shall substantially simultaneously be, satisfied or waived; and

                    (f)  The shareholders of Seller shall have
          approved the disposition of the Retail Operations by the affirmative vote of two-thirds of all outstanding shares of Seller entitled to vote thereon.

                    7.3.  Further Conditions to Buyer's
          Obligations. The obligation of Buyer to effect the transactions contemplated hereby are further subject to the satisfaction or waiver of the following conditions:

                    (a)  Seller shall have obtained sufficient
          Landlord Consents to enable Seller to cause or have caused the following number of Leases to be directly or indirectly transferred to the Company and the Shares of the Company to be transferred to Buyer without causing a default under such transferred Leases (either because Landlord Consents were obtained or consent of the Landlords to such transactions were not required):

                    (i) Leases for Winkelman's Stores (hereinafter defined) that generated, in the aggregate, at least 80% of the total Adjusted Store Sales (hereinafter defined) for all Winkleman's Stores and at least 80% of the total Adjusted Store Contributions (hereinafter defined) for all Winkelman's Stores (in each case excluding revenues from the sale of shoes);

                    (ii)  Leases for G&G Stores (hereinafter
             defined) that generated, in the aggregate, at least 80% of the total Adjusted Store Sales for all G&G Stores and at least 80% of the total Adjusted Store Contributions for all G&G Stores; and

                    (iii)  Leases for Petrie Core Stores
             (hereinafter defined) that generated, in the aggregate, at least 80% of the total Adjusted Store
             Sales for all Petrie Core Stores and at least 80% of the total Adjusted Store Contributions for all Petrie Core Stores.

          "G&G Stores" and "Winkleman's Stores" as used herein shall mean the Stores designated as such on Section 3.20 of the Disclosure Schedule, and "Petrie Core Stores" shall mean all other stores in said Section of the Disclosure Schedule. "Adjusted Store Sales" means net sales for each Store for the fiscal year ended January 30, 1993 as determined in accordance with GAAP and reported on Seller's store profit and loss statements all as shown on Section 3.20 of the Disclosure Schedule. For each Store that opened during or after fiscal year 1993, Adjusted Store Sales will be the net sales generated by such Store during the last four fiscal quarters of operation through July 30, 1994. If such Store has not been open for four quarters as of July 30, 1994, then Adjusted Stores Sales for such Store will be the net sales generated for such shorter stub period through July 30, 1994. "Adjusted Store Contribution" means operating income for each Store for the fiscal year ended January 30, 1993 as determined in accordance with GAAP and reported on Seller's store profit and loss statements, and as adjusted for the addback of all corporate overhead allocations charged to the Store and the addback of all depreciation and amortization expenses incurred by the Store, all as shown on Section 3.20 of the Disclosure Schedule. For Stores which opened during or after fiscal year 1993, Adjusted Store Contribution will be computed through the last four fiscal quarters of operation ended July 30, 1994. If such Store has not been open for four quarters as of July 30, 1994, then Adjusted Store Contribution for such Store will be for such shorter stub period through July 30, 1994. The total Adjusted Store Sales and the total Adjusted Store Contributions for a particular division shall be deemed to be the aggregate Adjusted Store Sales or Adjusted Store Contributions, as the case may be, for all Stores in the division in question that were open as of July 30, 1994, and Adjusted Store Sales and Adjusted Store Contribution of any Store not remaining open through July 30, 1994 shall be disregarded for purposes of this Section 7.3(a).

                    In addition to meeting the condition set forth above in this Section 7.3(a), Seller shall have obtained any consents which may be required to transfer all of the Owned Real Property and Leased Properties other than the Stores (e.g. warehouses, distribution centers and offices), excluding the office lease for space in the building commonly known as the Eastern Columbia Building located in Los Angeles, California in the event Seller fails to obtain a Landlord Consent therefor, despite having acted in good faith and used reasonable efforts to obtain such Landlord Consent.

                    (b)  The representations and warranties,
          including as to the transfer of assets and rights to the Company and its subsidiaries as contemplated by Section
          3.16 hereof, of Seller contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except as otherwise provided in this Agreement);

                    (c) Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

                    (d) Buyer shall have obtained equity financing to purchase the Shares, to provide for liabilities and otherwise to consummate the transactions contemplated by this Agreement on terms and from investors acceptable to Buyer in its sole discretion. Buyer shall have obtained a working capital facility for the Company and any other debt financing necessary to consummate the transactions contemplated hereby in an amount and on terms and from financial institutions satisfactory to Buyer in its sole discretion;

                    (e)  Either (i) Seller shall have received a
          private letter ruling from the Internal Revenue Service in a form reasonably satisfactory to Buyer, to the effect that the Toys Transaction will not give rise to the recognition by Seller or its shareholders of a material amount of taxable income, and the representations made by Seller and Toys in the request for such private letter ruling (and any supplements or amendments thereto) shall be true and correct in all material respects or (ii) in the event that such ruling has not been received and Seller has waived the condition set forth in Section 7.2(d) hereof, Seller shall have covenanted pursuant to an agreement reasonably satisfactory to Buyer that it will not consummate the Toys Transaction or any other transaction involving the direct or indirect disposition of all or any portion of the Toys Shares (whether or not intended to be a tax-free reorganization with respect to Seller) within the taxable year of Seller in which the Closing occurs except with the consent of Buyer, such consent not to be unreasonably withheld; and

                    (f) Buyer shall be reasonably satisfied that Seller shall have made or will make adequate provision for its remaining liabilities and obligations, including the Excluded Liabilities and the amount to be held in escrow and trust in connection with Seller's liquidation; Buyer shall be reasonably satisfied with all determinations made pursuant to Sections 8.2.1 and 8.2.2 of the Toys Agreement.

                                 ARTICLE VIII

                         TERMINATION AND ABANDONMENT

                    8.1.  Termination.  This Agreement may be
          terminated at any time prior to the Closing Date:

                    (a)  by mutual written consent of Seller and
          Buyer;

                    (b)  by Seller or Buyer at any time after
          January 31, 1995 (or such later date to which the Toys Agreement (or another substantially equivalent agreement with Toys) shall have been extended if Buyer notifies Seller within five business days of notice after January 1, 1995 of such extension that this Agreement shall be so extended, unless Seller, within five business days of Buyer's notice reasonably determines that there is a substantial likelihood that Buyer will not be able to satisfy the condition set forth in Section 7.3(d) hereof) if the Closing shall not have occurred by such date;

                    (c)  by Seller within 10 days of the
          termination of the Toys Agreement, provided that if Seller does not so terminate following the termination of the Toys Agreement, the conditions set forth in Sections 7.2(d) and (e) hereof shall thereupon be deemed waived by Seller; or

                    (d) by Seller or by Buyer, if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                    8.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void and of no further effect, without any liability on the part of any party or its directors, officers, employees, agents or stockholders, other than the provisions of Section 5.3(b), 5.14(d) and 9.10. Nothing in this Section 8.2 shall relieve any party from any liability for any willful breach of this Agreement.

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS

                    9.1.  Non-Survival of Representations and
          Warranties. Each and every representation and warranty contained in this Agreement shall expire with, and be terminated and extinguished by, the Closing or the termination of this Agreement pursuant to Section 8.1 hereof, and thereafter neither Seller nor Buyer nor any officer, director, employee, shareholder or representative thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

                    9.2.  Amendment and Modification.  This
          Agreement may be amended or modified at any time by the parties hereto, pursuant to an instrument in writing signed by both parties.

                    9.3. Extension; Waiver. At any time prior to the Closing Date, the party entitled to the benefit of any respective term or provision hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party entitled to the benefits of such extended or waived term or provision.

                    9.4. Entire Agreement; Assignment; Alternate Structure. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise by either party hereto without the prior written consent of the other party, provided, however, that Seller may assign its rights and obligations hereunder to the Liquidating Trust provided further that Buyer may assign its rights and obligations hereunder so long as such assignment does not cause a default under any Leases or have an adverse effect on the condition set forth in Section 7.3(a) hereof, and subject to the limitation set forth in Section 5.11, provided that no such assignment shall relieve Buyer of its obligations hereunder. In addition, the parties shall cooperate in considering alternative structures for the transactions contemplated hereby, including by way of example, structuring the Stock Purchase as a merger or similar transaction or structuring the Stock Purchase as the purchase of shares of common stock and preferred stock, provided that any such alternative structure is reasonably acceptable to such parties. In the event of such a modification of the structure, the parties shall execute an appropriate amendment to this Agreement (including representations, warranties, covenants and other pertinent provisions to the extent appropriate in light of such other structure) providing for such alternative structure and for other provisions consistent with the foregoing.

                    9.5.  Validity.  The invalidity or
          unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                    9.6.  Notices.  Unless otherwise provided
          herein, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the other parties at the following addresses or telecopy numbers:

                    (a)  if to Seller, to

                         Petrie Stores Corporation
                         70 Enterprise Avenue
                         Secaucus, NJ  07094
                         Telecopy: (201) 866-2355
                         Attention:  Peter A. Left

                         with a copy to

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York  10022
                         Telecopy:  (212) 735-2001
                         Attention:  Alan C. Myers

                    (b)  if to Buyer, to

                         WP Investors, Inc.
                         c/o E.M. Warburg, Pincus & Co.
                         466 Lexington Avenue
                         New York, NY  10017
                         Telecopy:  (212) 878-9351
                         Attention: Errol M. Cook

                         with a copy to

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, NY  10019
                         Telecopy:  212-403-2000
                         Attention: Stephanie J. Seligman

                    9.7. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof.

                    9.8.  Descriptive Headings.  The descriptive
          headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

                    9.9.  Counterparts.  This Agreement may be
          executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    9.10. Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1 following the occurrence of one of the following: (i) a material breach by Seller, (ii) Seller's failure to obtain the lease consents contemplated by Section 7.3(a), (iii) the IRS not having issued the private letter ruling contemplated by Section 7.2(d), (iv) the failure to be satisfied of any of the conditions set forth in Section 7.3(b), (c) or (e)(ii),
          (v) the failure to be satisfied of the condition set forth in Section 7.2(f) (unless waived by Seller), (vi) the failure to be satisfied of any of the conditions set forth in Section 7.2(e) unless such condition shall not be satisfied due to the Disposition (as defined in the Toys Agreement) not being consummated as contemplated by
          Section 9.1.5 of the Toys Agreement, (vii) the failure to be satisfied of the condition set forth in Section 7.3(d), unless the termination of this Agreement is at least 45 days following the later of (A) the receipt of the private letter ruling contemplated by Section 7.2(d) (or the waiver by Seller of such condition) and (B) the time Seller notifies the Buyer that it has waived the termination right set forth in Section 10.1.10 of the Toys Agreement or (viii) the termination of the Toys Agreement, unless (x) the termination of this Agreement is at least 45 days following the later of (A) the receipt of the private letter ruling contemplated by
          Section 7.2(d) (or the waiver by Seller of such condition) and (B) the time Seller notifies the Buyer that it has waived the termination right set forth in
          Section 10.1.10 of the Toys Agreement, (y) provided that the preceding clause (x) shall not apply if prior to the termination of this Agreement, Buyer shall have waived the condition set forth in Section 7.3(d) upon at least three business days notice (delivered following the termination of such 45 day period) that Seller will terminate this Agreement, then, so long as Buyer is not in material breach of its obligations hereunder, Seller shall, promptly following such termination, reimburse Buyer for its reasonable, documented out-of-pocket expenses, paid, incurred or assumed, by or on behalf of Buyer or its affiliates (including, without limitation, fees and expenses of its advisors, financing sources, counsel and accountants) in connection with or relating to the transactions contemplated hereby, provided, however, that Buyer has not been previously reimbursed for such expenses and that the amount payable under this
          Section 9.10 shall not exceed $5 million, provided, that if Seller so consents in connection with commitment or similar fees paid to Buyer's financing sources, the aggregate amount payable under this Section 9.10 may be up to, but shall not exceed, $6 million.

                    9.11.  Parties in Interest.  This Agreement
          shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person (other than the Liquidating Trust) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, provided that the persons named in Section 5.5 may enforce the provisions of such section against Buyer and Seller and the Liquidating Trust, as the case may be.

                    9.12.  No Waivers.  Except as otherwise
          expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

                    9.13.  Specific Performance.  The parties
          hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy at law or equity.


                    IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

                                   PETRIE STORES CORPORATION

                                   By: /s/ Allan Laufgraben
                                       _______________________
                                       Name:  Allan Laufgraben
                                       Title: President - CEO

                                   WP INVESTORS, INC.

                                   By: /s/ Reuben S. Leibowitz
                                       __________________________
                                       Name:  Reuben S. Leibowitz
                                       Title: Vice President